Atrion Reports Third Quarter Results

GAAP EPS up 50%, Adjusted EPS up 25%

ALLEN, TX -- 11/07/2007 -- Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2007, revenues were up 10% and diluted earnings per share were up 50% compared to the results for third quarter of 2006. After the adjustments described below, diluted earnings per share were up 25%.

Commenting on the Company's performance for the third quarter compared to the same quarter of the prior year, Emile A. Battat, Chairman and CEO, said, "We are very pleased with the increase in revenues in the third quarter, more than half of which came from our fluid delivery products. This increase, coupled with improved manufacturing efficiencies, gave us the substantial growth in earnings for the third quarter."

Mr. Battat added "During the quarter two significant events occurred. The first was a dispute resolution resulting in a net gain after expenses of $1.4 million. The second was the termination of certain legacy pension plans effective December 31, 2007, replacing all former defined benefit plans with a single enhanced 401(k) plan. These legacy plans have long been a source of future uncertainty because their costs can vary substantially from year to year depending on both prevailing stock market and interest rate conditions. For example a hypothetical 15% decline in pension asset valuation would require about a $1 million contribution from the Company. Given recent interest rate cuts and stock market declines, the theoretical exposure could be magnified because the lower the interest rate, the greater the future amount of the pension liability. Our desire to manage risk responsibly resulted in the decision to terminate these plans. On an expense basis, termination of these plans results in a non-cash charge of approximately $1.35 million. Under pension accounting rules, however, the Company is only allowed to record a net curtailment and settlement loss of $329,000 in the most recent quarter. The remaining $1 million charge can only be recorded when pension accounts are settled in late 2008 or early 2009 when final government approvals are received. Excluding the impact of both of these events, our diluted earnings per share would have been $1.72, a 25% increase rather than the reported 50%."

Commenting on a significant milestone reached in the third quarter, Mr. Battat stated that "We are especially gratified that one year after moving into our new Florida facility, which took us over two years to plan and construct at a cost of $24 million, the Company has now fully repaid all of its borrowings and is once again totally debt free."

Atrion's revenues for the quarter ended September 30, 2007 totaled $21,315,000 compared with $19,290,000 in the same period in 2006. On a diluted per share basis, earnings for the period increased to $2.07 as compared to $1.38 in the same quarter of last year. Operating income for the third quarter totaled $5,795,000 compared to $3,186,000 in last year's third quarter.

Revenues for the first nine months of 2007 of $67,552,000 were 13% higher than revenues of $59,641,000 in the comparable nine month period in 2006. Diluted earnings per share for the first nine months of 2007 were $5.49 versus $3.99 in the first nine months of 2006. Last year's results included $.08 per share from discontinued operations.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding future contributions to the Company's 401(k) plan and the effects of terminating the Company's pension plans. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                            ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                    Three Months Ended  Nine Months Ended
                                       September 30,       September 30,
                                    ------------------  ------------------
                                      2007      2006      2007      2006
                                    --------  --------  --------  --------
Revenues                            $ 21,315  $ 19,290  $ 67,552  $ 59,641
Cost of goods sold                    12,210    11,803    38,468    36,033
                                    --------  --------  --------  --------
Gross profit                           9,105     7,487    29,084    23,608
Operating expenses:
  Pension charges                        329        --       329        --
  Dispute resolution                  (1,398)       --    (1,398)       --
  Other operating expenses             4,379     4,301    14,195    13,244
                                    --------  --------  --------  --------
Total operating expenses               3,310     4,301    13,126    13,244
                                    --------  --------  --------  --------

Operating income                       5,795     3,186    15,958    10,364

Interest income/(expense), net           (23)      (53)     (221)      (32)
Other income/(expense), net               --        (4)       --       (26)
                                    --------  --------  --------  --------
Income from continuing operations
 before provision for income taxes     5,772     3,129    15,737    10,306
Income tax provision                  (1,662)     (433)   (4,873)   (2,685)
                                    --------  --------  --------  --------
Income from continuing operations      4,110     2,696    10,864     7,621
Gain on disposal of discontinued
 operations                               --        --        --       165
                                    --------  --------  --------  --------
    Net income                      $  4,110  $  2,696  $ 10,864  $  7,786
                                    ========  ========  ========  ========

Income per basic share:
  Income from continuing operations $   2.17  $   1.45  $   5.77  $   4.13
  Gain on disposal of discontinued
   operations                             --        --        --       .09
                                    --------  --------  --------  --------
    Net income per basic share      $   2.17  $   1.45  $   5.77  $   4.22
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           1,895     1,858     1,883     1,846
                                    ========  ========  ========  ========

Income per diluted share:
  Income from continuing operations $   2.07  $   1.38  $   5.49  $   3.91
  Gain on disposal of discontinued
   operations                             --        --        --       .08
                                    --------  --------  --------  --------
    Net income per diluted share    $   2.07  $   1.38  $   5.49  $   3.99
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           1,988     1,960     1,980     1,951
                                    ========  ========  ========  ========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                     Sept. 30,   Dec. 31,
ASSETS                                                 2007        2006
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $     1,045 $       333
  Accounts receivable                                    10,422      10,542
  Inventories                                            17,727      17,115
  Prepaid expenses                                        1,029       1,530
  Deferred income taxes                                     738       1,138
                                                    ----------- -----------
    Total current assets                                 30,961      30,658

Property, plant and equipment, net                       53,570      51,442
Other assets                                             12,433      13,672
                                                    ----------- -----------

                                                    $    96,964 $    95,772
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS’ EQUITY

  Current liabilities                                     8,462       6,923
  Line of credit                                             --      11,399
  Other non-current liabilities                           6,433       6,555
  Stockholders’ equity                                   82,069      70,895
                                                    ----------- -----------

                                                    $    96,964 $    95,772
                                                    =========== ===========

               RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
                  (In thousands, except per share data)

                                                             Three Months
                                                                Ended
                                                            Sept. 30, 2007
                                                            --------------
Earnings per diluted share:

  GAAP EPS                                                  $         2.07
  Less Adjustments (calculated below)                                  .35
                                                            --------------
  Adjusted diluted EPS                                      $         1.72

Adjustments Calculation:

  Dispute resolution                                        $        1,398
  Pension charges                                                     (329)
                                                            --------------
  Net positive adjustments                                           1,069
  Income taxes on adjustments                                         (374)
                                                            --------------
  Adjustments to net income                                 $          695

Diluted shares outstanding                                           1,988

Diluted EPS Adjustment                                      $          .35

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800